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                                                                   EXHIBIT 99.1

                     TEJAS INCORPORATED ANNOUNCES PRICING OF
                               FOLLOW-ON OFFERING

AUSTIN, TEXAS, FEBRUARY, 3, 2005- Tejas Incorporated (OTC BB: TEJS), today announced that it has priced the follow-on public offering of its common stock at a price of $15.75 per share. The offer consists of 1,600,000 shares .

C.E. Unterberg, Towbin is the managing underwriter for the offering. The underwriter has been granted a 30-day option to purchase additional shares to cover over-allotments, if any, including a maximum of 60,000 additional shares from Tejas Securities and up to 180,000 from a certain non- management selling shareholder.

A final prospectus relating to the offering may be obtained from C.E. Unterberg, Towbin at the following address:

      C.E. Unterberg, Towbin
      350 Madison Ave.
      New York, NY 10017

COMPANY INFORMATION

Tejas Incorporated is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation ("Tejas Securities"). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Securities, please visit the Company's web site at www.tejassec.com.

Contact:
Craig Biddle
Investor Relations
(512) 306-5281